Exhibit 10.11

June 1, 2020

LIFE STORY RIGHTS
AMENDED AGREEMENT

THIS AMENDED AGREEMENT, which is effective on June 1, 2020, is made between RIVULET MEDIA, INC., a Delaware corporation, and/or it’s assignee (“Producer”) and Joseph M. Arpaio (“Owner”) concerning the Owner’s life story. The following amended terms are included & apply:

1.	The use of all context and material for a 3-season series POD CAST.

2,000 PER EPISODE

25% OF THE NET PROFITS

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PRODUCER	OWNER

/s/ Mike Witherill	/s/ Joseph M. Apraio
MIKE WITHERILL	JOSEPH M ARPAIO
On behalf of RIVULET
MEDIA, INC.